Exhibit 99.1

FOR IMMEDIATE RELEASE

Algorhythm Holdings Announces Changes to Board of Directors

Executive Chairman and Two Other Directors Voluntarily Resign

Fort Lauderdale, FL, September 10, 2024 –Algorhythm Holdings, Inc. (“Algorhythm”) (NASDAQ: RIME) – an AI technology and consumer electronics holding company, announced today its Executive Chairman, Milton “Todd” Ault, as well as James M. Turner and Kenneth Cragun, tendered their resignations from the Board, effective September 5, 2024. The resignations were voluntary, as Messrs. Ault, Turner and Cragun expressed a desire to dedicate more of their time and resources to other professional commitments.

“We appreciate all three directors’ efforts and insights over the past two years,” commented Gary Atkinson, CEO of Algorhythm. “We acknowledge Todd’s efforts as Executive Chairman, where he helped identify various forms of growth capital, made important introductions, and proposed to the Board several ways to create stockholder value. With their resignations, Todd, James and Ken reiterated that they remain supportive of our company and hope for continued success. We sincerely wish them well in their future endeavors.”

“With the acquisition of SemiCab, our corporate rebrand, and restructuring to become a holding company with multiple diverse, technology-driven business segments, this change within our Board presents a unique opportunity to attract specialized expertise to our leadership and governance team. As a Board, we will thoughtfully consider how best to use this development to strengthen the Company as we move in an exciting new direction,” concluded Mr. Atkinson.

About Algorhythm Holdings

Algorhythm Holdings, Inc. is a holding company with two primary investments. First, the Company owns SemiCab Holdings, an emerging leader in the AI-enabled global logistics industry. Second, the Company owns The Singing Machine Company, the worldwide leader in the consumer karaoke industry.

SemiCab is a cloud-based Collaborative Transportation Platform built to achieve the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. To orchestrate collaboration across manufacturers, retailers, distributors, and their carriers, SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners. To build fully loaded round trips, SemiCab uses AI/ML predictions and advanced predictive optimization models. On the SemiCab platform, shippers pay less and carriers make more while not having to change a thing.

Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address these common supply-chain problems globally. SemiCab’s Orchestrated Collaboration™ AI model has proven to increase transportation capacity, improve asset utilization, reduce empty miles, lower logistics costs, and provide visibility into the entire transportation network. Models show the technology has the capability of saving shippers tens of billions of dollars annually through optimization. Further, SemiCab’s technology also has the potential to play a key role in the improved sustainability model globally. Based on its proven ability to improve truck utilization rates from 65% to over 90%, this results in a dramatic reduction in the carbon footprint of the industry. The optimization of existing truck utilization can add approximately 30% more trucking capacity without adding more trucks, drivers or driven miles which addresses common problems plaguing the industry like severe driver shortage and road congestion. Trucking optimization could also eliminate approximately 25% of CO2 emissions attributable to road freight.

For additional information regarding SemiCab: http://www.semicab.com

The Singing Machine Company, Inc. is the worldwide leader in consumer karaoke products. Based in Fort Lauderdale, Florida, and founded over forty years ago, the Company designs and distributes the industry’s widest assortment of at-home and in-car karaoke entertainment products. Their portfolio is marketed under both proprietary brands and popular licenses, including Carpool Karaoke and Sesame Street. Singing Machine products incorporate the latest technology and provide access to over 100,000 songs for streaming through its mobile app and select WiFi-capable products and is also developing the world’s first globally available, fully integrated in-car karaoke system. The Company also has a new philanthropic initiative, CARE-eoke by Singing Machine, to focus on the social impact of karaoke for children and adults of all ages who would benefit from singing. Their products are sold in over 25,000 locations worldwide, including Amazon, Costco, Sam’s Club, Target, and Walmart. To learn more, go to www.singingmachine.com.

Investor Relations Contact:

investors@algoholdings.com

www.singingmachine.com/investors

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the Company’s Transition Report on Form 10-KT for the transition period from April 1, 2023 to December 31, 2023, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or as a result of new information, future events or otherwise.